Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-148551

PROSPECTUS SUPPLEMENT NO. 1

DATED MAY 13, 2008
TO
PROSPECTUS DATED JANUARY 18, 2008

Akeena Solar, Inc.

8,288,405 Shares of
Common Stock and Common Stock Underlying Warrants to Purchase Common Stock

This prospectus supplement updates the prospectus dated January 18, 2008 of Akeena Solar, Inc. relating to the offering and sale of up to 8,288,405 shares of our common stock, including 6,937,977 shares of our common stock, and 1,350,428 shares of our common stock issuable or issued upon the exercise of warrants (the “Prospectus”) by selling stockholders identified in the Prospectus and this prospectus supplement, and any of their donees, pledges, transferees or other successors-in-interest.

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement does not affect the total number of shares originally offered under the Prospectus.
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INVESTING IN THE COMMON STOCK COVERED BY THE PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.
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SELLING STOCKHOLDERS

The purpose of this prospectus supplement is to update the “Selling Stockholders” section beginning on page 8 of the Prospectus to reflect the transfer of warrants by various selling stockholders.

Specifically, (i) Excalibur Limited Partnership transferred their warrant to purchase a total of 29,091 shares of our common stock to Canaccord Capital Corporation ITF Excalibur Limited Partnership, and (ii) The Westly Group transferred their warrant to purchase a total of 15,000 shares of our common stock to BB Trust. This prospectus supplement relates to the resale of the shares issuable upon exercise of such warrants.

We may amend or supplement the information in this prospectus supplement from time to time in the future to update or change the information with respect to the selling stockholders in the table below and the shares which may be resold. In addition, we may further amend or supplement the Prospectus from time to time in the future to update or change the information with respect to other selling stockholders.

Beneficial Owner	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock Issuable or Issued Upon Exercise of Warrants Owned Prior to Offering	Shares of Common Stock Offered	Shares of Common Stock Offered Issuable or Issued Upon Exercise of Warrants	Shares of Common Stock Beneficially Owned Following Offering
	#	#	#	#	# (1)	% (2)
Canaccord Capital Corporation ITF Excalibur Limited Partnership	0	29,091 (3)	0	29,091 (3)	0	*
BB Trust (4)	1,374,216	283,944 (5)	1,278,216	283,944 (5)	96,000	*

*	Less than one percent.

(1)	Assumes all shares offered hereby are sold by the selling stockholders.

(2)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, and generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities, and includes securities that are or will become exercisable within 60 days after May 13, 2008. Calculated on the basis of 28,065,501 shares of common stock, which is the number of shares of Akeena Solar common stock outstanding as of December 28, 2007.

(3)	Includes a currently exercisable warrant to purchase 29,091 shares of our common stock at an exercise price of $3.95 per share.

(4)
Richard Rock, as trustee of the BB Trust, has voting and dispositive power over these securities. Mr. Rock disclaims beneficial ownership of such securities. Steve Westly controls The Westly Group, and is the grantor of the BB Trust, which is a revocable trust. Mr. Westly may be deemed to have voting and investment power over the shares held directly or indirectly by The Westly Group and the BB Trust.

(5)
Includes a currently exercisable warrant to purchase 25,381 shares of our common stock at an exercise price of $2.75 per share, a currently exercisable warrant to purchase 15,000 shares of our common stock at an exercise price of $2.75 per share, a currently exercisable warrant to purchase 25,381 shares of our common stock at an exercise price of $3.00 per share and a currently exercisable warrant to purchase 218,182 shares of our common stock at an exercise price of $3.95 per share.

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This prospectus supplement is not complete without the Prospectus dated January 18, 2008, and we have not authorized anyone to deliver or use this prospectus supplement without the Prospectus.

The date of this prospectus supplement is May 13, 2008.